Exhibit 99.1

Federal Trust Corporation Announces

Record First Quarter Earnings 2004

Sanford, Florida (PR Newswire) – April 15, 2004 – James V. Suskiewich, President and Chief Executive Officer of Federal Trust Corporation announced today record earnings for the quarter ending March 31, 2004. Net earnings were $810,000, up 24% from the $654,000 in earnings for the first quarter of 2002. On a per share basis, first quarter earnings were $.12 per basic and diluted share, compared to $.10 per basic and diluted share for the first quarter of 2003. The earnings improvement for 2004 is attributable to the Company’s continued growth in assets and the improvement in net interest income, which increased $684,000, or 25%, while net non-interest expenses increased $208,000, or 10%.

At March 31, 2004, Federal Trust’s total assets were $483 million, an increase of $54 million, or 13% from March 31, 2003. Stockholders’ equity at the end of the first quarter of 2004 was $27 million, and the book value per share was $4.21.

President Suskiewich stated “we are very pleased to announce record earnings for the first quarter of 2004, as we continued to build upon core earnings and assemble the key pieces to our Central Florida footprint. The progress is indicative of the reception we have received to our brand of customer service and products in the markets we serve. We place strong emphasis on customer contacts as reflected by our ongoing Customer Calling program.” He concluded by saying that “construction, which began on our permanent Deltona Office in January 2004, is expected to be completed before the end of the second quarter. Federal Trust is also evaluating several additional sites for future branch expansion.”

Federal Trust Corporation’s common stock is traded on the American Stock Exchange under the symbol “FDT.” At April 14, 2004, the closing price was $8.10 per share.

Federal Trust Corporation is a unitary thrift holding company and is the parent company of Federal Trust Bank, a $474 million federally-chartered, FDIC-insured savings bank. Federal Trust Bank operates from six full-service offices in Sanford, Winter Park, Casselberry, New Smyrna Beach, Deltona, and Orange City, Florida. The Company’s Executive and Administrative Offices are located in Sanford, Florida.

The following information is in thousands except per share data.

	At Quarter End
	March 31, 2004	March 31, 2003	% Change
Total assets	$482,739	$428,536	13%
Investment securities	34,082	37,299	(9)%
Loans	413,868	357,604	16%
Deposits	335,570	294,299	14%
Shareholders’ equity	27,478	25,852	6%
Book value per share	$4.21	$3.92	5%

	Three Months Ended
	March 31, 2004	March 31, 2003	% Change
Interest income	$5,798	$5,493	6%
Interest expense	2,393	2,772	(14)%
Net interest income	3,405	2,721	25%
Provision for loan losses	550	220	150%
Noninterest income	678	607	12%
Noninterest expenses	2,346	2,138	10%
Provision for income taxes	377	316	19%
Net earnings	810	654	24%

Earnings per share-basic	$.12	$0.10	20%
Earnings per share-fully diluted	$.12	$0.10	20%
Average common shares outstanding	6,529	6,591	(1)%

Return on average assets	0.68%	0.64%	6%
Return on average equity	12.02%	10.28%	17%
Net interest margin	3.01%	2.78%	8%

This Press Release contains forward-looking statements, including statements about the financial conditions, results of operations and earnings outlook of Federal Trust Corporation. The forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from such forward-looking statements include, among others, the following: 1) projected business increases following process changes and other investments are lower than expected; 2) competitive pressure among financial services companies increases significantly; 3) general economic conditions are less favorable than expected; 4) political conditions and related actions by the United States military abroad adversely affect the Company’s businesses and economic conditions as a whole; 5) changes in the interest rate environment reduce interest margins and impact funding sources; 6) changes in market rates and prices adversely impact the value of financial products and assets; 7) legislation or regulatory environments, requirements or changes adversely affect businesses in which the company is engaged; 8) litigation and regulatory liabilities, including costs, expenses, settlements and judgments, adversely affect the company or its businesses, and; 9) decisions to downsize, sell or close units or otherwise change the business mix of the Company. For further information regarding Federal Trust Corporation, please read the Federal Trust Corporation reports filed with the SEC and available at www.sec.gov.

Press Releases and other information about Federal Trust Corporation can be found on the PR Newswire at http://www.prnewswire.com

For more information, contact:	Marcia Zdanys,
Corporate Secretary/Investor Relations
(407) 323-1833

FEDERAL TRUST CORPORATION

312 West First Street, Sanford, Florida 32771